EXHIBIT 14.1

TOWERSTREAM CORPORATION
CODE OF ETHICS AND BUSINESS CONDUCT

I.	POLICY STATEMENT

This Code of Ethics and Business Conduct (this "Code") describes the standards of ethical and business conduct expected of directors, officers and employees (collectively referred to herein as the “Employees”) of Towerstream Corporation (the "Company"). All Employees will be required to attest annually to their awareness and acceptance of this Code, and to affirm their compliance with its provisions.

This Code provides guidelines for ethical and professional conduct. Employees must exercise sound judgment and common sense in interpreting and applying these standards in any given situation. In cases of doubt, Employees should consult with an Officer of the Company.

II.	GUIDELINES

A.	ETHICAL BEHAVIOR

The Company is committed to creating a work environment and a business culture grounded in ethical behavior in every respect. The Company is committed to (i) fostering an environment of honesty and fairness, (ii) providing a safe and healthy environment free from the fear of retribution, and (iii) respecting the dignity due everyone. The Company is committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of its assets and resources. The Company is committed to fair competition and the sense of responsibility required of a good customer and service provider.

B.	POSITIVE WORK ENVIRONMENT

The Company is committed to the recruitment, training, development and retention of competent staff. All employment decisions, including hiring, promotion and transfer, must be made solely on merit, experience and other work-related criteria.

Employees want and deserve a workplace where they feel respected and appreciated. The Company respects cultural diversity and will not tolerate harassment or discrimination of any kind – whether involving race, color, religion, gender, age, national origin, disability, sexual orientation, veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits the opportunity to achieve excellence in the workplace. While all employees must contribute to creating and maintaining such an environment, supervisors, mangers, and other senior level personnel assume special responsibility for fostering a work environment that brings out the best in all employees. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

C.	ACCURATE AND COMPLETE RECORDS

Each employee is responsible for maintaining accurate and complete records in their respective area of operations (finance, sales, information technology, customer service, engineering, human resources, etc.).  All transactions must be approved and executed in accordance with internal control procedures and must be recorded in such a manner that facilitates  the preparation of accurate financial statements.

Employees may not manipulate financial/customer/vendor accounts, records or reports or take any action or cause any person to take any action to influence, coerce, manipulate or mislead auditors for the purpose of rendering the financial statements misleading.

Employees may not knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object.  Employees may not obstruct, impede, direct or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States.

Employees who prepare, maintain or have custody of the Company's records and reports should endeavor to ensure that these documents are: (i) accurate and complete; (ii) safeguarded from loss or destruction; (iii) retained for specified periods of time in accordance with state and federal requirements: and (iv) maintained in confidence.

As required by the Sarbanes-Oxley Act, the Company has established a process by which employees can report any complaints or concerns regarding the Company’s business practices.  This includes the Company's disclosure controls and procedures, and internal controls over financial reporting, to the extent relevant to their area of responsibility. Please refer to the Complaint Notification Policy for additional information.

D.	OBEY THE LAW

Towerstream conducts its business in accordance with the applicable laws, rules and regulations of the cities and states where it does business. Ignorance of such laws, rules or regulations will not serve as a defense for non-compliance. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum standard of performance of our duties.

Employees must comply with antitrust laws which prohibit practices that restrain trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to drive a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

Towerstream is a publicly-held company subject to the rules of NASDAQ, the Securities and Exchange Commission (“SEC”) and other federal and state government agencies and statutes such as the Sarbanes Oxley Act.  These entities have issued specific rules governing transactions in the Company’s securities. The Company has developed an Insider Trading Policy which provides guidance.  Please refer to that document for further information.

E.	AVOID CONFLICTS OF INTEREST

Employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company. A "conflict of interest" exists when a person's private interests interfere in any way with the interests of the Company. Examples of conflict of interest include:

•	Employment with a current or potential competitor while employed by the Company.

•	Acceptance of gifts, payment, or services from those seeking to do business with the Company.

•	Placement of business with a firm owned or controlled by an Employee or their family.

•	Ownership of, or substantial interest in, a company that is a competitor, client or supplier.

•	Acting as a consultant to a customer, client or supplier.

Employees must report in writing any circumstances which constitute or  could create a conflict of interest.

If a potential conflict of interest exists, it must be reported in writing to the Company's Chief Executive Officer or the Chief Financial Officer for approval.  Potential conflicts of interests involving executive officers or directors must be reported to the Audit Committee for approval.

For the purposes of this Code, the term "investment" or “ownership” means any investment beneficially owned by the Employee, their family member, nominee, or other person through which the Employee derives an economic benefit. However, the term "investment" shall not mean any beneficial ownership of up to five percent (5%) of the outstanding securities of a publicly-held company that is a customer, supplier, contractor, or competitor of the Company.

F.	CORPORATE OPPORTUNITY

Employees should not (i) take any business, commercial or other opportunities for themselves that are discovered in performing their job with the Company and /or through the use of Company property, information or position; (ii) use Company property, information, or position for personal gain; or (iii) directly compete with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

G.	OUTSIDE ACTIVITIES

Officers and employees should avoid outside employment or activities that impair effective performance of their obligations to the Company, either because of excessive demands on their time or because the outside commitments constitute a drain away from the Company of their talents and creative energies.

Reasonable participation in a trade association, professional society or charitable institution will not be considered a violation.

H.	COMPETE ETHICALLY AND FAIRLY

The Company strives to outperform its competitors fairly and honestly. The Company will work diligently to gain a competitive advantage. However, employees must always compete ethically and fairly. Practices such as industrial espionage, theft, bribery, or forgery are prohibited.  Employees shall not seek confidential information from a new employee who recently worked for a competitor, or misrepresent their identity in the hopes of getting confidential information from a competitor. Any form of questionable intelligence gathering is prohibited.

Employees should respect the rights of and deal fairly with the Company's customers, suppliers and competitors. Employees should never take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or through any other intentionally unfair business practices.

I.	AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and build effective working relationships. The sale and marketing of our services should be free from perceptions that favorable treatment was sought, received, or given in exchange for gifts or favors. No gift or favor should be given, provided or accepted by any Employee, family members or agents unless it: (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe or payoff and (4) does not violate any laws or regulations. Employees may accept small gifts or favors that would be considered common business courtesies, however, no Employee should accept a gift or favor that might be intended to influence, or appear to influence, a business decision. Employees must report to their supervisor whenever a gift or favor is received.

An Employee shall never accept travel or vacation arrangements, or similar favors or gratuities. Attending sports or theatrical events with and as a guest of a supplier or receiving sports or theatre tickets for personal use is acceptable if kept within reasonable limits.

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee except for items of nominal value (i.e., pens, coffee mugs, etc.).

In addition, the Foreign Corrupt Practices Act (FCPA) prohibits the Company or anyone acting on its behalf from making a payment or giving a gift to a non-U.S. government official for purposes of obtaining or retaining business. The FCPA applies to the Company everywhere in the world where we do business, whether directly or indirectly, and even applies if you are not a U.S. citizen.

J.	MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES

Business integrity is a key standard for the selection and retention of consultants, agents, and representatives (collectively, “Third Parties”).  Third Parties should be informed that the Company conducts business with high ethical standards, and that it expects the Third Parties to conduct themselves in a similar manner when working on behalf of the Company.  When deemed appropriate or required, Third Parties should be provided with a copy of the Company’s Code of Ethics and Business Conduct, and required to certify that they will work with or on behalf of the Company in accordance with its provisions.

K.	PROTECT PROPRIETARY INFORMATION

All information about the Company, including its business, operations and processes, stockholders, customers and suppliers should be considered confidential unless the information is already known to the public. This includes, but is not limited to, confidential technology, proprietary information, trade secrets, business plans, documents, pricing and records. Employees should not, without prior written authorization, acquire, use, access, copy, remove, modify, alter or disclose to any Third Parties, any confidential information for any purpose.

Suppliers, customers and competitors may divulge information that is proprietary to their business. The confidential nature of this information must be respected. Similarly, all Employees must respect the confidentiality of any former employer's proprietary information, and should not divulge or use such information unless written permission has been obtained.

Confidential information or materials must be returned to the Company upon termination of employment or association with the Company. All information developed or invented in connection with your employment, whether directly or indirectly, is owned by the Company. Unauthorized disclosure of confidential information by an Employee will result in disciplinary action including employment termination and/or prosecution under applicable law.

L.	OBTAIN AND USE COMPANY ASSETS WISELY

Proper use of Company property, information, resources, material, facilities and equipment is your responsibility. Use and maintain these assets with care and respect, guarding against waste and abuse, and never borrow or remove Company property without management's permission. Company assets must be returned upon termination of employment.

Any discovery, improvement, or invention made or conceived by an employee, either solely or jointly with others, during the term of employment with the Company, shall be the exclusive property of the Company whether or not patentable or copyrightable.

M.	POLITICAL AFFAIRS AND CIVIC ACTIVITIES

The Company encourages employees to become involved in civic affairs and to participate in political activities.  However, any involvement and participation must be on an individual basis, on your own time and at your own expense. Contacts with governmental officials, whether direct or indirect, shall at all times be maintained as proper business relationships. Federal law prohibits corporations from donating funds, goods, or services, directly or indirectly, to candidates for federal offices — this includes employees' work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

N.	BOARD OVERSIGHT

The Audit Committee has authority to enforce this Code of Ethics and Business Conduct as appropriate. The Audit Committee will report to the Board of Directors regarding this Code of Ethics and Business Conduct as appropriate.

O.	REPORTING AND COMPLIANCE

1.	REPORTING OF VIOLATIONS

It can sometimes be difficult to determine if a violation has occurred. Employees are encouraged to discuss the situation and seek guidance from their supervisor or manager.

Violations, suspected violations or good faith concerns, should be reported immediately to either the Chairman of the Audit Committee or to an executive officer.  All Employees are expected to cooperate in internal investigations.

2.	PROHIBITION AGAINST RETALIATION

Retaliation against an Employee who reports violations will not be tolerated.

3.	ENFORCEMENT

The provisions of this Code shall be strictly enforced. The Company views    this Code as an integral part of conducting its business.

P.	DISCIPLINARY MEASURES

The Company shall enforce the Code through appropriate means of discipline. The disciplinary measures can range from counseling to termination of employment.

Employees may also be subject to disciplinary action if they (i) fail to use reasonable care to detect a violation, (ii) fail to divulge or withhold material information and (iii) approve or condone the violations or (iv) attempt to retaliate against those reporting violations.